MANAGEMENT AGREEMENT

This Agreement made this 25th day of September, 2008 by and between Windswept Environmental, Inc., DBA Tradewinds Environmental, and its affiliates Environmental Restoration, Inc. and Restorenet, Inc., (individually and collectively the “Client”), with its principal place of business at 895 Waverly Ave., Holtsville NY 11742 (“Facility”) and NachmanHaysBrownstein, Inc. with offices at 822 Montgomery Avenue, Suite 204, Narberth, PA 19072 (“Manager”).

WHEREAS, Client’s secured lender, Laurus Capital Management LLC, has required that Client engage a Chief Restructuring Officer in order to assist in obtaining additional financing; and

WHEREAS, Client’s Board of Directors has voted to appoint a Chief Restructuring Officer (“CRO”) to direct the restructuring of Client’s business; and

WHEREAS, Client and Board of Directors desires to retain the services of Manager as set forth herein in accordance with the terms and conditions of this Agreement; and

WHEREAS, Manager agrees to use its best efforts to provide the services to Client as set forth herein, in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein, and intending to be legally bound, Client and Manager hereby agree as follows:

I)	SERVICES TO BE RENDERED ON A REASONABLE EFFORTS BASIS

A)
The duties of Manager and the CRO in its conduct of their business on a reasonable efforts basis, on behalf of Client will include, without limitation and as appropriate, after consultation with Michael O’Reilly, CEO:

1)	Day to day operational and/or financial management of Client, in Manager’s capacity as Chief Restructuring Officer of Client

2)	Negotiation and execution of financing relationships, including preparation of a situational analysis/business plan for submission to potential lenders in consultation with the CEO and the Board.

3)	Negotiation of and amendments to contracts.

4)	The compromise of accounts payable and receivable and of notes payable and receivable.

5)	The hiring and discharge of employees.

6)	Disbursement of funds.

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7)	Direct communication with Client’s lenders, vendors, customers and employees.

B)
Manager shall be duly elected to the office of Chief Restructuring Officer in accordance with the by-laws of Client, and the by-laws or other proper corporate resolutions of Client shall authorize Manager to perform the duties set forth in this Management Agreement.

C)	The Manager and the CRO shall be afforded the same insurance coverage and indemnification rights as any officer and director of the company, as Client shall have in effect from time to time.

D)	Notwithstanding the foregoing, Manager shall have:

1)	No duty or authority to enter into any contract or to pursue a course of action which requires the approval of the Board of Directors of Client without having first obtained such approval;

2)
No duty, no responsibility, and no authority with respect to regulatory compliance duties, including without limitation: (a) the management, handling, transport, disposal or remediation of hazardous waste or hazardous substances; (b) compliance with applicable federal, state or local statutes, ordinances, regulations orders and requirements of common law in any way affecting or pertaining to health, safety or the environment; and (c) filings with federal and state securities authorities and filings and payments to federal, state, and local taxing authorities, provided that Manager shall have responsibility for any willful misconduct and gross negligence relating to such compliance duties, and;

3)
In acting on behalf of Client, no duty to nor any authority to enter into any agreement with Manager (other than as necessary to carry out the terms of this Agreement) nor to extend, renew, modify, amend or terminate this Agreement.

E)	Manager acknowledges that it is working in concert with the CEO and the Board, and will remain in close communications with both parties throughout this assignment.

II)	REPORTING RESPONSIBILITY

A)	The Manager shall report to the Board of Directors of Client with daily reporting to Michael O’Reilly in his capacity as CEO.

III)	REGULATORY COMPLIANCE

A)
All regulatory compliance decisions are the responsibility of Client; and, without limitation, except as expressly provided above with respect to willful misconduct and gross negligence, Manager shall have no duty, no responsibility, and no authority with respect to regulatory compliance duties, including, without limitation: (1) the management, handling, transport, disposal or remediation of hazardous wastes or hazardous substances; (2) compliance with applicable federal, state or local statutes, ordinances, regulations, orders and requirements of common law in any way affecting or pertaining to health, safety or the environment; and (3) filings with federal and state securities authorities and federal, state and local taxing authorities.

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IV)	TERM OF AGREEMENT

A)
This Agreement will commence at the beginning of business the date of this Agreement and end at the close of business March 31, 2009 (“Ending Date”) unless ended earlier by the terms of this Agreement. In the event either party to the other does not afford written notice of termination of this Agreement within 15 days of any Ending Date, the Ending Date shall be deemed extended by one month.

B)
Notwithstanding the foregoing Section II (A), this Agreement shall terminate upon three (3) days written notice by either party to the other as provided herein. However, Client acknowledges that this Agreement is a precondition to obtaining additional secured financing and that Client shall not terminate this Agreement without the prior written consent of Laurus.

V)	PLACE OF WORK

A)	Manager’s services shall be performed at Client’s Facility and at Clients various worksites as determined by Manager.

VI)	FEES TO MANAGER

A)	Retainer
Client agrees to pay to Manager a retainer of $50,000 upon execution of the Agreement, to be maintained as security throughout the term of this Agreement, to be applied if necessary against the final invoice for fees and expenses and the balance, if any, to be refunded to Client without interest.

B)	Fees and expenses
Client agrees to pay fees for services rendered by personnel of Manager based upon the daily and hourly rates regularly charged by Manager for the services of its personnel, as such rates may be adjusted from time to time. Client agrees to reimburse Manager for expenses incurred by Manager by reason of this Agreement for travel, including air travel and rental car, and for lodging and meal expenses whenever Manager’s personnel are away from home. Manager agrees to use its best efforts to keep such expenses at the lowest practical level. Travel time will be billed at one-half the normal hourly rate, except travel to and from work at the beginning and end of the work day shall not be charged to Client. This travel exemption shall not apply to travel to and from the Facility from Manager’s or CRO’s place of residence.

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Hourly Rate

Hourly Rates
Principal & Supervising Managing Director	$400.00
Managing Director serving as CRO	$300.00
Other Professional Staff	$150.00 - $350.00

C)	The CRO will cap his fees at $2,400 per day. Total Manager weekly fees and expenses, including the fees of the CRO, will be capped at $20,000 per week.

D)	Manager shall strive to work efficiently and will attempt to use in-house resources as possible as feasible and limit the use of Other Professional Staff.

E)	Manager shall maintain and submit time slips documenting its activities in accordance with its normal billing procedures.

F)	Billing and Payment
Manager agrees to render bi-weekly invoices to Client for fees and expenses of its personnel, and any delay in rendering such invoices shall not constitute a waiver of such fees and expenses. Client agrees to pay such invoices within two business days of receipt by wire transfer to Manager’s bank ABA# 031-000053 Account #86-0583-9972 at PNC Bank in Philadelphia, PA, with telephone notification to Judy Sacher at 610-660-0060, Extension 227. Alternatively, payments may be made by certified or cashier’s check within two business days of receipt.

G)	Taxes
Client agrees that all taxes due by reason of amounts payable, or paid, to Manager under this Section VI (for instance, sales taxes) are the responsibility of and to be paid by Client, other than federal, state, and local taxes of the Manager’s place of residence.

VII)	STATUS OF MANAGER

A)
Michael W. Savage will be the individual designated by Manager to act as the Chief Restructuring Officer, in performing this Agreement (the “Individual Manager”). Until such time as Client receives written notification to the contrary from Manager such Individual Manager has full authority to carry out this Agreement on behalf of Manager.

B)	Other representative of Manager shall be considered representatives of the Chief Restructuring Officer and shall have the authority to act as directed by the CRO.

C)
Manager has authority to terminate Individual Manager as the individual performing the duties for Manager under this Agreement and to substitute another individual to perform its duties under this Agreement. Client shall be afforded written notification of such termination and substitution.

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D)
Manager and Individual Manager shall perform all services as independent contractors and not as employees of Client, and neither Manager nor Individual Manager shall receive any remuneration from Client, including participation in disability, retirement, pension, profit sharing or other benefit or deferred compensation plans of Client, other than as set forth herein. The name of the Manager, and its personnel including the Individual Manager, shall not be set forth in any document of the Client, or otherwise used by the Client, unless the Manager in acting for Client sets forth such name(s) or the Manager shall have previously consented thereto in writing.

VIII)	INDEMNIFICATION AND HOLD HARMLESS

A)	Indemnification and Hold Harmless

1)	Unpaid Employee Payroll, Payroll Taxes and Sales Taxes
At the time of this Agreement, Client may have accrued an unmet payroll liability. Additionally, Client may have improperly diverted an undetermined amount of trust fund taxes, including employee withholding and sales taxes. Client’s current management and owners acknowledge that they may face personal and/or criminal liability for these unpaid taxes and specifically indemnify Manager for any and all liability arising from these taxes, except for Manager’s willful misconduct or gross negligence. The Client agrees to assume all costs, including but not limited to attorney’s fees, in the performance of this indemnify to Manager.

2)	Workers Compensation Insurance
At the time of this Agreement, Client acknowledges that it has allowed its workers compensation insurance to lapse and may therefore be operating its business in violation law. Client agrees to accept full responsibility for such possible illegal operations. ~~The~~ Client agrees to fully and collectively indemnify Manager for any and all consequences arising from operating without workers compensation insurance and to assume all costs, including but not limited to attorney’s fees, in the performance of this indemnify to Manager, except for Manager’s gross negligence or willful misconduct. Client is obligated to maintain full workers compensation insurance as required by law during the entire term of this Agreement and Client certifies that such insurance is in place prior to its execution of this Agreement. Client acknowledges that, notwithstanding any other provision of this Agreement, breach of this provision may result in the immediate resignation of Manager as CRO.

3)	General Indemnity
Client agrees to indemnify and hold harmless Manager, to the full extent lawful, against any and all losses, actions, claims, damages, liabilities or costs including reasonable legal fees and expenses, except for claims and obligations arising from Manager’s gross negligence or willful misconduct (collectively, “Loss”), whether or not in connection with a matter in which Manager is a party, as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Manager acting for Client pursuant to this Agreement. Manager shall not be held liable for errors in judgment. Notwithstanding the foregoing, Client shall have no duty to indemnify or to hold harmless Manager for any loss, action, claim, damage, liability or cost to the extent such Loss is found, in a final judgment by a court of competent jurisdiction, to have resulted primarily and directly from the willful misconduct or unlawful activities of Manager.

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B)	Limitation of Liability
Client and its subsidiaries agree that Manager’s liability to Client, to the extent not otherwise limited, indemnified or held harmless hereunder, is further limited to the amount of fees paid to Manager hereunder.

C)	Included Indemnitees
Subject to the exceptions expressly herein contained, the indemnification and hold harmless provisions shall be in addition to any liability which Client may otherwise have to Manager and shall include in addition to Manager, the Individual Manager(s) performing this Agreement, Manager’s affiliated entities, directors, officers, employees, agents and controlling persons of Manager within the meaning of the federal securities laws. All references to Manager in these indemnification and hold harmless provisions shall be understood to include any and all of the foregoing.

D)	Counsel and Notification of Client
If any claim, action, proceeding, or investigation is commenced as to which Manager proposes to demand such indemnification and to be held harmless, it will notify Client promptly upon becoming aware of any such action, proceeding or investigation. Manager will have the right to retain counsel of its own choice to represent it, and Client will pay the reasonable fees and expenses of such counsel; and such counsel shall to its fullest extent consistent with its professional responsibilities cooperate with Client and any counsel designated by it. Client will only be liable for any settlement of any claim against Manager made with Client’s written consent, which consent shall not be unreasonably withheld.

E)	Duration
Neither termination nor completion of the engagement of Manager pursuant to the CRO Agreement shall affect the indemnification and hold harmless provisions which shall remain operative and in full force and effect.

F)	Health, Safety and Environmental Inclusion
For purposes of indemnifying and holding Manager harmless from any breach of the representations, warranties and covenants set forth hereunder, Client agrees to indemnify and hold harmless Manager to the full extent set forth hereunder.

G)	In the event of litigation between Client and Manager, the prevailing party shall be entitled to recover its reasonable fees and expenses, including attorney’s fees.

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IX)	INFORMATION AND CONFIDENTIALITY

A)	Information
The Client agrees to provide access to all financial and other information and records, and to Client’s directors, officers, employees, and representatives, creditors and other stakeholders, as Manager deems appropriate.

B)	Confidentiality
Manager agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning Client is and shall remain the exclusive property of Client, and no such information shall be divulged by Manager to third parties, unless such information becomes public knowledge or is required by order of a court. Client acknowledges that Manager has been tasked with maintaining relations with Client’s secured lender and specifically authorizes Manager to divulge Client’s confidential information to Laurus Capital Management LLC and its affiliates in executing this responsibility.

C)	Personnel Disclosure
Client is responsible for bringing matters (i.e., sexual harassment, substance abuse) to Manager.

D)	Representations
Client is unaware of any material misrepresentations or misstatement with the exceptions of the following:

X)	ENGAGEMENT OF OTHERS

When Client requests or agrees that Manager shall arrange for services of a third-party, Client will compensate third-party service providers, including, without limitation, attorneys, accountants, financial managers, brokers, and property managers, in accordance with the agreed compensation terms of such third-parties.

XI)	HEALTH, SAFETY AND ENVIRONMENTAL REPRESENTATIONS, WARRANTIES, AND COVENANTS

A)	Client represents and warrants that, to the best of its knowledge:

1)
All activities and operations of Client, including without limitation, those at the Facility, have been and are being conducted in compliance with all applicable federal, state and local environmental, health, and safety statutes, ordinances, regulations and orders and requirements of common law (“Environmental Statutes”).

2)
No Hazardous Substance (as herein defined) is present in, on, over or under or is migrating from the Facility (or at other facilities owned or leased by Client or its subsidiaries (collectively, “Client Facilities”)) in a manner as may require remediation under any Environmental Statutes or, to Client’s knowledge, is present in, on, over or under any adjacent premises or is migrating to the Facility or to Client Facilities. The term “Hazardous Substances” means substances and materials that are regulated pursuant to Environmental Statutes including, without limitation, substances and materials that are or contain hazardous substances, hazardous wastes, hazardous materials, toxic substances, regulated substances, and petroleum as those terms are defined pursuant to any Environmental Statute.

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3)
Client has obtained and maintained and is in compliance with all registrations, licenses, permits and approvals, including amendments thereto, issued by governmental agencies pursuant to Environmental Statutes and all are in full force and effect.

4)
The generation, handling, treatment, storage, transportation and disposal of Hazardous Substances and waste by, or on behalf of, Client was and is in compliance with all applicable federal, state and local laws, ordinances and regulations, including Environmental Statutes.

5)
Client has not received any notice of any violation of or investigation or claim of liability under any Environmental Statute regarding or relating to the Facility and Client Facilities and their operation or notice of any investigation or potential liability of Client regarding any other facility including, without limitation, those to which Client, Client Facilities or the Facility sent Hazardous Substances or waste for handling, treatment, storage or disposal (“Other Facilities”).

6)
Neither the Facility, Client Facilities, nor any Other Facility is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System list promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended, or any analogous state or local list.

B)	Client agrees hereafter to remain in compliance with all Environmental Statutes.

XII)	MISCELLANEOUS PROVISIONS

A)	Entire Agreement

1)
This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and may not be amended, changed, modified, or supplemented, except in writing signed by each party.

B)	Assignment

1)
Neither party shall sell, assign, convey or otherwise transfer this Agreement, or any of the rights, interests or obligations hereunder to any other party without the prior written consent of the other party, except that Manager may assign this Agreement to a corporation in which Thomas D. Hays III or Howard Brod Brownstein is a shareholder.

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C)	Notices

1)
Any written notice required to be given hereunder shall be validly given if delivered personally or sent by registered or certified mail, postage prepaid, to the address of the party set forth in the opening paragraph of this Agreement, or to such other address as one party shall provide in writing to the other in accordance with this paragraph.

D)	Interpretation

1)	The internal laws of the Commonwealth of Pennsylvania applicable to Agreements made and to be fully performed therein shall govern the validity, interpretation, and enforcement of this Agreement.

E)	Waiver

1)	The waiver of any breach of any provision of this Agreement by a party to this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party.

F)	Separability of Provisions

1)
If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed, valid, binding and subsisting.

G)	Headings and Paragraphs

1)	The headings and paragraphs of this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

XIII)	DISCLOSURE

A)
Manager has many relationships in the business community involving lenders, law firms, accounting firms, consulting firms, independent consultant contractors, and others. These relationships may include Manager in the past or currently: receiving client referrals, providing client referrals, providing or receiving professional services, employing employees or contractors or serving as a contractor, and other types of relationships. These relationships may include lenders, professionals or others that have a connection with Client and/or Manager’s services provided under this Agreement. Such relationships are expected to continue and new ones may begin during the provision of services hereunder. Manager represents that its independence in providing services hereunder is not compromised by such relationships, and is willing to confer with Client at Client’s request concerning the specific nature of any such relationships Manager may have.

B)
Manager and Individual Manager were engaged by Laurus Capital Management LLC, (“Laurus”) during the one-week period of September 16, 2008 through September 22, 2008 to conduct an assessment of Client. Manager and Individual Manager have had continued conversations with Laurus since this one-week assessment. Laurus is the primary secured creditor of Client and Manager acknowledges that during this initial assessment period it represented Client’s secured creditor, who might have a position that is contrary to Client’s other stakeholders. Both Manager and Individual Manager do not believe that this prior assignment will cause Manager or Individual Manager from unduly favoring Laurus or prevent them from dutifully representing all of Client’s stakeholders in order of priority, as appropriate in light of the financial situation of Client.

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C)
Manager and Individual Manager conducted an assessment for Laurus Capital Management of Verso Technologies, Inc. during the week of April 14, 2008. Manager and Individual Manager were retained on April 28, 2008 as Chief Administrative Officer of Verso Technologies, Inc. and its affiliates (collectively “Verso”) and directed Verso’s operations during its Chapter 11 bankruptcy in a case filed in the Northern District of Georgia. Laurus and its affiliates were the secured lender of Verso. The plan developed and implemented by Manager and Individual Manager resulted in payment in full to Laurus by Verso. Manager, Individual Manager and Client agree that this past success is an indication of Manager’s and Individual Manager’s expertise and that such record will not prevent Manager or Individual Manager from fully acting in the best interests of Client.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

WINDSWEPT ENVIRONMENTAL, INC.

Michael O’Reilly (conformed)

By:  Michael O’Reilly

Its: Chief Executive Officer

NACHMANHAYSBROWNSTEIN, INC.

Harvey L. Nachman (conformed)

By: Harvey L. Nachman

Principal

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